Exhibit 99.1

PondelWilkinson Inc.
2945 Townsgate Road, Suite 200
Westlake Village, CA 91361

Investor Relations	T (310) 279 5980
Strategic Public Relations	W www.pondel.com

CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

NEWS RELEASE	Hilton H. Schlosberg Vice Chairman (951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE ANNOUNCES JAMES DINKINS AS NEW DIRECTOR,

FOLLOWING REPLACEMENT IN DESIGNEE OF THE COCA-COLA COMPANY

Corona, CA – October 30, 2020 – Monster Beverage Corporation (NASDAQ:MNST) today announced that James L. Dinkins will join its board of directors as the new designee of European Refreshments (an indirect wholly-owned subsidiary of The Coca-Cola Company) to the Company’s board. Dinkins succeeds Kathleen E. Ciaramello, who will be leaving the Company’s board, effective November 1, 2020, having served since June 2019. This change is in connection with The Coca-Cola Company’s recently announced organizational changes.

Dinkins is currently Senior Vice President and Senior Advisor of The Coca-Cola Company, and has been a director of Coca-Cola FEMSA, S.A.B. de C.V. since 2020. He joined The Coca-Cola Company in 1988, serving in various account management, marketing and bottler franchise leadership roles with Coca-Cola USA until June 1999. He rejoined The Coca-Cola Company in August 2002 and held positions of increasing responsibility in Coca-Cola North America, including Chief Retail Sales Officer and President of the Minute Maid Business Unit.

Dinkins was appointed President of Coca-Cola North America and elected Senior Vice President of The Coca-Cola Company effective January 1, 2018 until August 2020. He also serves on the board of governors of the Boys & Girls Clubs of America and is a trustee of The University of Georgia Foundation and Morehouse College.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX® maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Monster Rehab® non-carbonated tea + energy drinks, Muscle Monster® non-carbonated energy shakes, Monster Hydro® non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Tea® non-carbonated energy teas, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. For more information, visit www.monsterbevcorp.com.

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